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                                                               Exhibit 99(a)(10)

                                   VIAD CORP

                                                        CONTACT: William Peltier
                                                                  (602) 207-5812
                                                               bpeltier@viad.com

                                 PRESS RELEASE

                           HART-SCOTT-RODINO WAITING
                    PERIOD EXPIRES ON VIAD CORP ACQUISITION
                       OF MONEYGRAM PAYMENT SYSTEMS, INC.

     PHOENIX, ARIZONA, APRIL 24, 1998 -- VIAD CORP (NYSE:VVI), today announced with respect to its cash tender offer for all outstanding shares of the common stock of MoneyGram Payment Systems, Inc. at $17.00 a share, that it received early approval this week from the Justice Department under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Viad continues to move forward with its tender offer.

     The tender offer is conditioned upon, among other things, the tender of a majority of the outstanding shares of MoneyGram on a fully diluted basis and receipt of regulatory approvals. The tender offer is scheduled to expire at 12:00 noon, New York City time, on Friday, May 8, 1998.

     Viad Corp is a $2.5 billion S&P MidCap 400 services company with interests in payment services, airline catering, convention services and travel and leisure.